EXHIBIT 10.3

                       EXCLUSIVE PATENT LICENSE AGREEMENT


THIS EXCLUSIVE PATENT LICENSE AGREEMENT ("Agreement") is made and entered into as of July 31, 2003 (the "Signing Date") by and between John Simpson ("Licensor"), an individual, residing at 2468-3 Enterprise Road, Clearwater, Florida 33763, and Dtomi, Inc. ("Licensee") a Nevada corporation, having its principal office at 200 Ninth Avenue North, Suite 200, Safety Harbor, Florida 34695.

                                   WITNESSETH

WHEREAS, Licensor is the sole owner and holder of the Patent and Licensed Products (defined herein); and

WHEREAS, Licensee desires to acquire an exclusive License (defined herein) for a definite term under such Patent and Licensed Products; and

WHEREAS, Licensor is willing to grant such License to Licensee.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1. DEFINITIONS.

         When used in this License Agreement, the terms listed below shall have the following meanings:

         1.1 "IMPROVEMENT" or "IMPROVEMENTS" shall mean any modification of, or alteration to, the Patents.

         1.2 "LICENSED PRODUCTS" shall mean any and all products which employ or are produced by the practices of inventions claimed in the Patent.

         1.3  "LICENSED TERRITORY" shall mean the entire world.

         1.4  "PATENT"  shall  mean   collectively  the  United  States  patents
described in the attached EXHIBIT A, including any Improvements made thereto.

2.  CONDITION   PRECEDENT.   Notwithstanding  the  parties'  execution  of  this
Agreement, this Agreement shall not become effective until such time as the following event occurs:

         (a) The parties hereto execute that certain Consulting Agreement, attached hereto as EXHIBIT B.



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3. LICENSE GRANTED.

         3.1 LICENSE. Licensor hereby grants to Licensee, for the Term, an exclusive and nonassignable right and license to use the Patent and the Licensed Products in order to aid in the commercialization of the Patent and the Licensed Products in the Licensed Territory.

         3.2 EXCLUSIONS. Neither this License Agreement, nor the rights conveyed or obligations assumed hereunder, nor any security interest herein may be assigned, sold, encumbered, or sublicensed by Licensee without the written consent of Licensor, or except as provided herein.

         3.3 SUBLICENSES TO END-USERS. Licensee may grant nontransferable, personal, nonexclusive sublicenses (without further right to sublicense) to end-users for the sole purpose of using the Licensed Product.

4. TERM. This License Agreement shall be effective as of the Effective Date and shall automatically terminate twenty (20) calendar years therefrom (the "Term"), subject to the provisions of Section 9 of this Agreement. Upon the expiration of the Term, provided there has not been a default hereunder, Licensor and Licensee agree to negotiate in good faith to extend the term of this Agreement for a mutually agreeable period of time in exchange for a mutually agreed upon payment.

5. PAYMENT.

         5.1 INITIAL PAYMENT. In consideration of the transactions described in this Agreement, Licensee shall pay Licensor Fifty Thousand Dollars ($50,000), due as of the Signing Date, as defined herein.

         5.2 MONTHLY LICENSE FEE. In consideration of the transactions described in this Agreement, Licensee shall pay Licensor a monthly license fee (the "MLF") of Ten Thousand Dollars ($10,000) per calendar month, commencing on September 1, 2003, and continuing for the duration of the Term.

         (a) Payment of the MLF shall be due to Licensor on the first day of each month ("Payment Due Date"), although Licensee shall not be in breach of the provisions hereunder unless such payment has not been made within thirty (30) days of the Payment Due Date.

         (b) The MLF shall be adjusted upward annually according to the annual CPI increase for the metropolitan Miami, Florida area, such adjustment shall be agreed to in writing by the parties, and such writing shall constitute a valid amendment to this Agreement.

6. LICENSEE'S DUTY TO MAINTAIN THE PATENT AND PAY PATENT EXPENSES. Licensee agrees to maintain the Patent and pay all patent fees and expenses required to so maintain the Patent.

7. REPRESENTATIONS AND WARRANTIES.

         7.1 LICENSEE'S DUTY NOT TO DISCLOSE. Licensee acknowledges, represents, and warrants that the Patent is the sole, proprietary and confidential property of Licensor. Accordingly, Licensee shall not, without the prior express written consent of Licensor, disclose or reveal to any third party or utilize for its own benefit, other than pursuant to this Agreement, any such Patent information, provided that such information was not previously known to Licensee or to the general public. Licensee further agrees to take all reasonable precautions to preserve the confidentiality of the Patent and shall assume responsibility for ensuring that its employees, officers, subsidiaries, affiliates, and sub-licensees will similarly preserve this information against any disclosure to any third parties. The provisions of this clause shall survive termination of this Agreement.


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


         7.2 AUTHORITY TO GRANT. Licensor represents and warrants that it has the right and power to grant the exclusive license granted herein and that there are no other agreements with any other party in conflict with such grant.

         7.3 LICENSEE'S COMMERCIALIZATION EFFORTS. Licensee represents that it has or will hereafter acquire or develop the business operations that will enable it to reasonably commercialize the Licensed Products throughout the
Licensed Territory, and that it shall use its best efforts to promote the distribution and sale of such Licensed Products in the Licensed Territory in good faith. Licensee further agrees that it will, in good faith and with reasonable diligence, conduct all operations, including manufacturing, marketing, distribution and sale of Licensed Products, in accordance with the highest standards of business customs of the industry and that it will endeavor to sell Licensed Products throughout the Licensed Territory, utilizing its skill and resources in such effort to the extent that high standards of business practice and judgment dictate.

         (a) Licensee represents that it will meet ninety percent (90%) of its quarterly gross revenue projections ("Gross Revenue Projections") as provided in EXHIBIT C herein.

8. COMPLIANCE WITH LOCAL LAWS. In the event that the Patent is to be used in foreign countries by Licensee, Licensee shall obtain all necessary permits required by the laws of that particular country. Licensee shall take all steps necessary for obtaining from the appropriate governmental authority all approvals and permits necessary to carry out the terms of this Agreement.

         (a) Licensor shall cooperate with Licensee relative to supplying any information and material necessary for the approvals and consents of the appropriate governmental authority.

9. TERMINATION. Licensor shall have the right to immediately terminate this Agreement and to pursue any remedies available in law or in equity in the event that Licensee shall:

        (a) fail to obtain or maintain product liability insurance in the amount and of the type provided for herein;

        (b) file a petition in bankruptcy or be adjudicated a bankrupt or insolvent, or make an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or discontinue or dissolve its business, or if a receiver is appointed for Licensee or for Licensee's business and such receiver is not discharged within 30 days;

        (c) fail to observe or perform any of the other covenants, conditions, or obligations of this Agreement; provided, however, any such failure shall not constitute a default hereunder, unless otherwise expressly provided herein, unless and until Licensor shall have given Licensee notice thereof and a period of 10 days shall have elapsed, during which period Licensee may correct or


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


cure such failure, upon failure of which a default shall be deemed to have occurred hereunder without further notice or demand of any kind being required.

        (d) fail, after a full quarter has passed subsequent to the completion of the financing described by EXHIBIT D herein (the "Financing"), to meet 90% of its gross revenue projections for that following quarter. By way of illustration, if the Financing is completed in November of 2003, Licensor shall have the right to terminate this Agreement if Licensor fails to meet ninety percent (90%) of its gross revenue projections for the first quarter of 2004.


10. EFFECTS OF EXPIRATION OR TERMINATION.

         (a) Upon the expiration or termination  of this  Agreement,  all rights
granted  to  Licensee  under  this  Agreement  shall  forthwith   terminate  and
immediately revert to Licensor.

         (b) Upon the expiration or termination of this Agreement, Licensor may require that Licensee transmit to Licensor, at no cost, all promotional and research material relating to the Patents.

11. INDEMNIFICATION.

(a) Licensee agrees to defend, indemnify and hold Licensor, and its officers, directors, agents and employees, harmless against all costs, expenses and losses (including reasonable attorneys' fees and costs) incurred through claims of third parties against Licensor based on the commercialization of the Licensed Products, including, but not limited to, actions founded on product liability or Licensee's breach of this Agreement, or negligence.

(b) Licensor agrees to defend, indemnify and hold Licensee, and its officers, directors, agents and employees, harmless against all costs, expenses and losses (including reasonable attorneys' fees and costs) incurred through claims of third parties against Licensee based on a breach by Licensor of this Agreement.

12. INSURANCE. Licensee shall, throughout the term of this Agreement, obtain and maintain at its own cost and expense, from a qualified insurance company licensed to do business in Washington and having a Moody's Rating of "B+" or better, standard product liability insurance naming Licensor as additional insured. Such policy shall provide protection against all claims, demands and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the Licensed Products or any material used in connection therewith or any uses thereof. The amount of coverage shall be $1,000,000. The policy shall provide for 30 days' notice to Licensor from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination thereof. Licensee agrees to furnish Licensor a certificate of insurance evidencing same within 30 days after execution of this Agreement, if practical, and, in no event shall Licensee commercialize the Patent or Licensed Products prior to receipt by Licensor of such evidence of insurance.


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



13. NOTICES.

         (a) Any notice required to be given pursuant to this Agreement shall be in writing and mailed by certified or registered mail, return receipt requested to the following:

         If to Licensor:                    John Simpson
                                            2468-3 Enterprise Road
                                            Clearwater, Florida 33763

         If to Licensee:                    John Thatch
                                            200 Ninth Avenue North, Suite 200,
                                            Safety Harbor, Florida 34695


         with copy to:                      David M. Otto
                                            The Otto Law Group
                                            999 Third Avenue, Suite 3210
                                            Seattle, WA  98104
                                            Telephone:  (206) 262-9545
                                            Telecopier:  (206) 262-9546

         (b) Either party may change the address to which notice or payment is to be sent by written notice to the other party pursuant to the provisions of this paragraph.

         (c) If, during the Term of this Agreement, Licensee becomes aware that one or more third parties are infringing or are threatening to infringe the Patents or Licensed Products licensed hereunder, Licensee shall immediately report such information to Licensor and shall provide in such report all details in Licensee's knowledge or possession concerning the kind and character of the infringement and any other pertinent information that Licensee may have ("Notice of Infringement"). Within 10 days of Notice of Infringement or within 10 days after Licensor became aware that one or more third parties are infringing or are threatening to infringe the Patents licensed hereunder, Licensor shall, in its sole judgment, be satisfied that there exists a reasonable likelihood of infringement, Licensor may, at its option, demand that Licensee take such steps, including notification, to place the putative infringer on notice of Licensor's claims or assist Licensor in pursuing other legal or equitable remedies. The form of the notification and the manner and nature of any communications between Licensor and the alleged infringer shall be within the sole discretion of Licensor.



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14. DEFENSE OF THIRD-PARTY CLAIM. In the event of the institution of any suit by a third party against Licensor or Licensee for patent infringement involving the manufacture, use, sale, distribution, marketing or other utilization of the Patents or the Licensed Products, the party sued shall promptly notify the other party in writing. Licensee shall be obligated to provide Licensor the first right to defend and shall assist Licensor in the defense, settlement or payment of judgments or decrees arising from any such action. Except in the case of a conflict of interest, Licensee and Licensor shall assist one another and cooperate in any such litigation at the other's request without expense.

15. CONFIDENTIAL INFORMATION.

         15.1 SCOPE. Licensor and Licensee agree that they shall safeguard Confidential Information, as defined herein, which they receive from the other party.

         15.2 DEFINITION OF CONFIDENTIAL INFORMATION. For the purposes of this License Agreement, "Confidential Information" shall mean any information concerning the Patents or the Licensed Products which is furnished now or in the future, by or on behalf of Licensor in accordance with the provisions of this Agreement. Without limiting the generality of the foregoing, Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or still in development, and whether or not separately marked by Licensor as confidential): designs, concepts, drawings, ideas, inventions, specifications, techniques, discoveries, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, know-how, new product or new technology information, marketing techniques and materials, marketing plans, timetables, strategies and development plans (including prospective trade names or trademarks) and other information related to customers, pricing policies and financial information. "Confidential Information" does not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by either party, or (ii) becomes available to Licensee on a nonconfidential basis from a source other than Licensor, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation to either party with respect to such information.

16. CHOICE OF LAW. This Agreement and the performance of the parties hereunder shall be construed and governed in accordance with the laws of the State of Washington.

17. ARBITRATION.

         17.1 Any controversy, dispute, or claim arising out of or relating to this Agreement, including specifically the breach thereof, shall be settled by binding arbitration in Seattle, Washington.

         17.2 PROCEDURE. Any party to this Agreement can initiate arbitration pursuant to this Agreement by serving notice on the other party of intent to arbitrate. The notice shall specify with particularity the claims or issues that are to be arbitrated. Within ten days of receipt of the notice by all parties, the parties shall obtain a list of available arbitrators from the local office of the Judicial Arbitration and Mediation Service ("JAMS") and select a mutually acceptable



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



arbitrator. If the parties are unable to agree on an arbitrator within ten days, any party may petition the Presiding Judge of the Superior Court for King County to select a single arbitrator from the JAMS list. The Parties shall have the discovery rights available under Washington's Civil Rules, subject to the limitation that each side shall be limited to no more than five interrogatories and five depositions unless, upon a showing of good cause, the Party can convince the arbitrator that more interrogatories or depositions should be permitted. All discovery must be concluded within 60 days of the selection of an arbitrator. The arbitration hearing must be concluded within 30 days of the close of discovery and it will be conducted in accordance with Washington Rules of Evidence. The arbitrator's final decision shall be rendered within ten days of the final hearing day. Judgment upon the arbitrator's final award may be entered in any court having jurisdiction thereof.

                  17.3 COSTS AND FEES. The parties shall bear in equal shares the arbitrator's fees and costs. The prevailing party in the arbitration shall be awarded its reasonable attorneys' fees and all costs, other than the arbitrator's fees and costs. For the purposes of determining who is the prevailing party, each side will submit to the other a single written offer of settlement ten days prior to the start of the arbitration hearing and the Party whose offer most closely approximates the arbitrator's award shall be deemed the prevailing Party for the purpose of awarding attorneys' fees.


18. AGREEMENT BINDING ON SUCCESSORS. This License Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors and assigns. Licensor shall be free to assign its rights or obligations under this Agreement at any time without the approval or consent of Licensee or any other person or party.

19. WAIVERS. No waiver by either party of any default under this Agreement shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

20. SEVERABILITY. If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from this Agreement.

21. REPRESENTATION BY COUNSEL. This Agreement is the result of negotiation between the parties, who acknowledge that they have been represented by counsel during such negotiation; accordingly, this Agreement shall not be construed for or against either party regardless of which party drafted this Agreement or any portion thereof.

22. COMPLETE AGREEMENT. This Agreement constitutes the entire understanding of the parties, revokes and supersedes all prior agreements between the parties, and is intended as a final expression of their agreement. It shall not be modified or amended, except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents that may be in conflict therewith.

23. CAPTIONS. The captions used in this Agreement are for convenience only, and are not to be used in interpreting the obligations of the parties under this Agreement.

24. COUNTERPARTS. This Agreement may be executed in counterparts. Each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.


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IN WITNESS  WHEREOF,  the parties hereto,  intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal as of the date hereof.

                                 LICENSOR:


                                 By
                                 -------------------------------------------
                                 Name
                                 -------------------------------------------
                                 Title
                                 -------------------------------------------


                                 LICENSEE:





                                 By
                                 -------------------------------------------
                                 Name
                                 -------------------------------------------
                                 Title
                                 -------------------------------------------





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                                    EXHIBIT A

------------------------------------------------------------------------------
UNITED STATES PATENT                                                 6,530,580
SIMPSON                                                         MARCH 11, 2003
------------------------------------------------------------------------------
Suspension assembly related application

                                    ABSTRACT
A lowerable suspension assembly for the deck of a vehicle is elevated and lowered by air springs between a travel position when the deck is horizontally disposed and a loading and unloading position when the deck is inclined and one end is in contact with a supporting ground surface.

Inventors:     SIMPSON; JOHN EDWARD (5 Silverwattle Ct., Tallai, Queensland 4213, AU)
Appl. No.:     707282
Filed:         NOVEMBER 6, 2000
CURRENT U.S. CLASS:                                                                  280/6.151; 280/43.12; 280/43.17
INTERN'L CLASS:                                                                                          B60P 001/18
FIELD OF SEARCH:                                      280/6.151,43,43.11,43.12,43.17,124.129,124.133 180/209 414/495

-----------------------------------------------------------------------------------------
                        REFERENCES CITED [REFERENCED BY]
-----------------------------------------------------------------------------------------
                              U.S. PATENT DOCUMENTS
-----------------------------------------------------------------------------------------
2957594                       Oct., 1960                   Evans            214/506.
-------
3044646                       Jul., 1962                   Sperow.
-------
3113686                       Dec., 1963                   Sundin.
-------
3214185                       Oct., 1965                   Mason et al.       280/6.
-------
4132432                       Jan., 1979                   Raidel           280/711.
-------
4619578                       Oct., 1986                   Routledge        414/498.
-------
4693486                       Sep., 1987                   Pierce et al.     280/80.
-------
4749210                       Jun., 1988                   Sugasawa         280/707.
-------
4934733                       Jun., 1990                   Smith et al.     280/711.
-------
4966387                       Oct., 1990                   White, IV        280/712.
-------
5366237                       Nov., 1994                   Dilling et al.   280/711.
-------
5540322                       Jul., 1996                   Foster           198/750.
-------
5560639                       Oct., 1996                   Nowell et al.    280/704.
-------

------------------------------------------------------------------------------------
                            FOREIGN PATENT DOCUMENTS
------------------------------------------------------------------------------------
WO 9000124                    Jan., 1990                   DE                  1/64.
0645293                       Mar., 1995                   EP                  3/20.
2252232                       Jun., 1975                   FR                  1/18.
WO 9311953                    Jun., 1993                   WO                 11/26.

PRIMARY EXAMINER: Dickson; Paul N.
ATTORNEY, AGENT OR FIRM: Bourque & Associates, P.A.
------------------------------------------------------------------------------
                                PARENT CASE TEXT
------------------------------------------------------------------------------


RELATED APPLICATION

This application is a continuation-in-part of U.S. patent application Ser. No. 09/310,290 which was filed May 12, 1999 now abandoned.
------------------------------------------------------------------------------
                                     CLAIMS
------------------------------------------------------------------------------


What is claimed is:

1. A lowerable suspension system for a vehicle deck comprising;

(a) a swing arm mounting a road wheel having a first end adapted for pivotal connection to the side of a vehicle deck,

(b) a tower connected to the vehicle deck adjacent a central position of the swing arm,

(c) a shackle arm pivotably connected to a second end of the swing arm and the deck, said shackle arm comprising two links joined by a neutral pivotal connection which are pivotably connected to the deck and to the second end of the swing arm,

(d) an air spring adapted to be interposed between the tower and the central portion of the swing arm, the arrangement and construction being such that in a first position with the air spring fully inflated the vehicle deck is horizontally disposed for normal travel and in a second position with the air spring deflated the deck is in a lowered position enabling loading and unloading to and from the deck from the ground to take place.

2. A lowerable suspension system as claimed in claim 1 wherein the swing arm and the links are cranked.

3. A lowerable suspension arm as claimed in claim 2 wherein the cranks of the links are opposed.

4. A lowerable suspension system as claimed in claim 1 wherein the medial portion of the swing arm provides a seat for a lower end of the air spring.

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


5. A suspension system as claimed in claim 1 wherein first and second ends of the swing arm are inclined with respect to one another at an angle between 145 and 155 degrees.

6. A suspension arm as claimed in claim 2 wherein the first and second links of the shackle arms are substantially arcuate.

7. A suspension arm as claimed in claim 1 wherein the tower provides a contact mounting surface for the top surface of the air spring is inclined at between 5 to 12 degrees from the plane of the deck.

8. A vehicle comprising a chassis and deck, a lowerable suspension system as claimed in claim 1 and coupling means for attachment to a driver vehicle said attachment means including a pivotal connection between the driver vehicle, and means for locking and releasing the pivotal connection.


------------------------------------------------------------------------------
                                   DESCRIPTION
------------------------------------------------------------------------------


This invention relates to a suspension assembly for a vehicle.

The invention also extends to a suspension assembly and chassis for a vehicle and a vehicle incorporating these features.

This invention relates particularly but not exclusively to a suspension assembly for a low loading truck, e.g., which permits lowering of a load platform towards the ground for loading/unloading purposes. The load platform is then raised to the appropriate level during normal ride and travel of the vehicle. It will be convenient to hereinafter describe the invention with reference to this example application, however it is to be clearly understood that it is capable of broader application.

Trucks typically have a chassis mounted on four or more wheels. An operator's cabin is mounted on the chassis towards the front of the vehicle and a load platform is mounted on the rear of the chassis. Typically a fuel driven engine, e.g., a diesel engine, drives steerable front wheels to move the vehicle.

Typically forklifts and other lifting devices are used for lifting loads on to the elevated load platform/tray of these trucks. This requires a large amount of work as the load platform is generally positioned a substantial height above the support surface. Further the lifting and lowering operation is a fairly hazardous operation particularly for heavy articles.

Some attempts have been made to modify trucks to ease or facilitate the loading operation. For example some trucks have tilt down tail portion which can be used to load articles on to the support surface. Articles to be loaded are pushed up or down the inclined tail portion to load the goods on to the load platform. The tail portion is then raised for normal travel and use of the truck.


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

Other attempts to address this problem of which the applicant is aware provide part of the load platform as an elevator such that articles may be loaded on to the elevator adjacent ground level and subsequently elevated by the elevator to the level of the load platform. The articles may then be transferred horizontally to any desired part of the load platform. Whilst such arrangements do provide some means for raising the load to load platform they do not provide a loading tray which may be readily disposed adjacent ground level to facilitate loading or unloading which is preferred.

Clearly it would be advantageous if a contrivance could be provided which enabled the load platform to be lowered for loading/unloading and then raised to its normal height for normal travel of the vehicle.

According to the present invention there is provided a lowerable suspension system for a vehicle deck comprising;

(a) a swing arm mounting a road wheel having a first end adapted for pivotal connection to the side of a vehicle deck,

(b) a tower connected to the vehicle deck adjacent a central position of the swing arm,

(c) a shackle arm pivotably connected to a second end of the swing arm and the deck, said shackle arm comprising two links joined by a neutral pivotal connection which are pivotably connected to the deck and to the second end of the swing arm,

(d) an air spring adapted to be interposed between the tower and the central portion of the swing arm, the arrangement and construction being such that in a first position with the air spring fully inflated the vehicle deck is horizontally disposed for normal travel and in a second position with the air spring deflated the deck is in a lowered position enabling loading and unloading to and from the deck from the ground to take place.

The swing arm and the links can be cranked.

The cranks of the links can be opposed.

The medial portion of the swing arm provides a seat for a lower end of the air spring.

First and second ends of the swing arm can be inclined with respect to one another at an angle between 145 and 155 degrees.

The first and second links of the shackle arms can be substantially arcuate.

Wherein the tower which provides a contact mounting surface for the top surface of the air spring is inclined at between 5 to 12 degrees from the plane of the deck.

According to a further aspect of the present invention there is provided a lowerable suspension system aforesaid and coupling means for attachment to a driver vehicle said attachment means including a pivotal connection between the driver vehicle, and means for locking and releasing the pivotal connection.

A chassis and suspension assembly and a vehicle in accordance with this invention may manifest itself in a variety of forms. It will be convenient to hereinafter describe in detail several preferred embodiments of the invention with reference to the accompanying drawings. The purpose of providing this detailed description is to provide an enabling disclosure. It is to be clearly understood however that the specific nature of this description does not supersede the generality of the preceding broad description in the drawings:

FIG. 1 is a side view of a typical embodiment of the invention in a normal travelling position;

FIG. 2 is a side view similar to FIG. 1 but with the suspension means retracted to a loading attitude;

FIG. 3 is a plan view of the embodiment of the invention illustrated in FIG. 1 and shown partially cut-away;

FIGS. 4 and 5 correspond to FIGS. 1 and 2 but illustrate the operation of the suspension components;

FIG. 6 is a similar view to FIG. 5 but shows the load platform further lowered by pivoting about its connection with the operators cabin;

FIG. 7 illustrates the pivotal connection between existing and new chassis rails;

FIG. 8 is a cut-away perspective view of a suspension and wheel assembly;

FIG. 9 is a side view of an alternate fixed chassis form of the invention;

FIG. 10 is a top plan view is a suspension assembly and part of a chassis in accordance with another embodiment of the invention in a sprung raised position;

FIG. 11 is a side view of the suspension assembly of FIG. 10;

FIG. 12 is a side view of the suspension assembly of the other (inner side) of the chassis rail;

FIGS. 13 and 14 are enlarged views of the suspension assembly of FIG. 10 taken from opposite sides of a chassis side rail with the road wheel removed; and

FIGS. 15 and 16 are side views from opposite sides of a chassis side rail with the suspension assembly in a lowered position. In both cases the position of the road wheel is shown in broken outline.

The truck 10 illustrated in FIG. 1 is configured as a low loading truck according to the present invention. The truck has steerable driven front wheels 11 and a load platform 12 supported by rear chassis rails 13. These rails 13 provide trunnion mountings 14 for respective trailing suspension arms 15 pivotally suspended from the trunnion mountings 14. The arms 15 support wheel mountings 16 at their outer ends on which the rear wheels 17 are supported.

The load platform 12 extends rearwardly from the operators cabin 20 of a conventional four wheel drive vehicle such as a truck or utility, both of which are referred to as a truck herein, in which the chassis 19 rearwardly of the cabin 20 along with the rear wheel drive has been removed. The removed portion of the chassis 19 is replaced by the loading platform 12 such that only the operators cabin including the front suspension 21 supporting the steerable front wheels 11 and the engine remains in another possible arrangement (not shown) the cabin can be at the rear of the loading platform.

The new chassis rails 13 are interconnected at their front ends to a cross-member 22 which mounts pivotally at 25 to a corresponding cross-member 26 fixed to the rear ends of the cut-away chassis rails 19. A hydraulic ram 27 controls the pivotal movement between the cross-members 22 and 26 and a further ram 28 controls the operation of locking pins 29 which extend laterally through apertures 30, in brackets mounted on the respective cross-members 22 and 26, when the vehicle 10 is in its normal travelling attitude.

In this embodiment the load platform is supported by a pair of wheels at each side of the platform 12. However it could be supported by a single wheel at each side if desired or multiple wheels. As illustrated the opposed chassis rails 13 are interconnected by transverse members 34 which extend across the load platform 12 adjacent the location of the trunnion mountings 14 from the suspension arms 15. The transverse members 34 provide lateral stiffness to the trunnion mountings.

It will be seen that the arms 15 lie closely adjacent the outside face of the respective chassis rails 13 and support the wheels 17 with minimum clearance from the arm 15 so that the overall width of the load platform adjacent the wheels may be maximised while keeping the overall width across the rear wheels within legal limits.

Each trailing arm 15 independently pivotable about its trunnion mounting 14 and may pivot from a normal sprung or raised driving position, as shown in FIG. 1 to a retracted or lowered position, as shown in FIG. 2, at which the load platform 12 is lowered between the wheels 17 towards the ground.

Referring to FIG. 8 it will be seen that each trailing arm 15 is supported by an air spring assembly 35 supported at its upper end by a tower 36 fixed to the chassis rail 13 and on a platform 38 on the arm 15 at its lower end in front of the wheel 17. The air spring 35 is inflated to elevate the load platform 14 to its operative position and provides a resilient support during the elevated travelling position. The air spring 35 is supplied with air from a storage tank 40 having sufficient storage capacity to provide quick inflation of all air springs and elevation of the load platform 14 from an on ground position to a travelling position. As an alternative to the air spring 35 a mechanical or hydraulic receprocable device may be employed.

An air compressor 41 is mounted in the engine bay of the operators cabin 20 for recharging the tank 40 as is the hydraulic pump for the rams 27 and 28. A further two stage hydraulic ram may be connected between the tower 36 and the platform 38 to provide additional lift for quickly elevating the load platform and for providing a back-up support for the load platform. As an alternative to hydraulic rams or air, mechanical or other hydraulic systems may be adopted.

Controls for the air supply to the air bags 35 and for the hydraulic fluid supply for the rams are located in the operators cabin 20 and if desired duplicate controls may be provided for operation externally of the cabin 20. A fuel tank 45 and the air storage tank 40 are mounted in the space immediately at the front of the load platform 12.

As illustrated in FIGS. 2 and 6, the load platform 12 may be lowered to an inclined loading position by retraction of the rear suspension means 15. The load platform 12 may be lowered to a horizontal on-ground loading position by retraction of the rear suspension means 15 and operation of the hydraulic rams 27 and 28 to pivot the load platform relative to the operators cabin 20.

The embodiment 50 illustrated in FIG. 9 has a fixed connection 51 between the load platform 52 and the operators cabin 53. However in this embodiment the rear chassis rails 54 are stepped downwardly from the original chassis rails 56 of the operators cabin 57 so that the retraction of the suspension means 58 will pivot the load platform 52 about the front wheels and place the platform 52 close to the ground. This embodiment may be more suited to a relative short wheel base vehicle such as a utility.

The air springs 60 of this embodiment are two part single or double action air springs having a relatively short displacement low stiffness suspension portion 63 and a relatively large displacement high stiffness portion 64. Each pneumatic spring assembly 60 is connected between the respective trailing arm 61 and an upper mounting 65 supported by the chassis rails 54, such that when the large displacement portion is deflated, the platform 52 is retracted to move downwardly into engagement with the ground or into close proximity therewith.

For travelling purposes, the large displacement high stiffness pneumatic spring 64 is inflated so that the platform 52 is elevated to a travelling position in which conventional springing will be provided by the small displacement low stiffness portion 63. Separate pneumatic controls are provided in the drivers cabin for the pneumatic spring assemblies so that both the stiffness of the ride and the height adjustment position may be selectively and independently varied to suit the operating conditions. Variations in air pressures will vary the ride and height

From the above it will be seen that a conventional four wheel drive truck or utility may be readily converted to a low loading configuration as per the above described embodiments. Suitably the chassis rails, trunnion mountings, trailing arms and suspension units are provided as standard components, such that a variety of four wheel drive vehicles may be readily modified using standard off the shelf components which may be duplicated or used in multiples to accommodate the applied loads expected. For this purpose these components are selected to support the load platform of a four wheel drive utility and thus must be used in multiples for larger vehicles. This will facilitate cost effective conversion of four wheel drive utilities or trucks to front wheel drive low loading vehicles.

In the embodiment illustrated in FIGS. 1 to 8, the hydraulic rams 27 are not fully retracted in their normal travelling position such that they may be further retracted to elevate the front end of the substitute load platform 12. This may be accompanied by a further elevation of the back of the load platform by the rear suspension to make it parallel to the ground but at a greater height than the normal travelling position so that a high ground clearance position may be provided.

With respect to FIGS. 10 to 16 of the drawings in a further embodiment of the present invention there is provided a lowerable suspension system for a vehicle comprising a swing arm generally indicated by arrow 70 mounting a road wheel 71 having a first end 72 connected to a chassis rail 73 on the side of a vehicle deck 74, a tower generally indicated by arrow 75 connected to the vehicle deck 74 adjacent a central position of the swing arm 70, and a shackle arm generally indicated by arrow 76 pivotably connected to a second end 77 of the swing arm 70 and the deck 74.

The shackle arm 76 comprises two links 78, 79 joined by a neutral pivot connection 80 which are pivotably connected to the chassis pail 73 and the second end 77 of the swing arm.

An air spring 81 is interposed between the tower 75 and a central portion 82 of the swing arm 70.

In a first position with the air spring fully inflated the deck 74 is horizontally disposed for normal road travel and in a second position with the air spring deflated the deck is in a lowered position enabling ramp loading and unloading to and from the deck to take place.

Both the swing arm 70 and the links 78, 79 are cranked, and the cranks of the links 78, 79 are opposed.

The central portion 82 of the swing arm 70 provides a seat for the lower end of the air spring 81.

The crank in the swing arm 70 is created by an inclination `P` (See FIG. 16) between sections 83 and 84 of between 145 and 155 degrees.

The cranks in each of the links 78 and 79 are substantially arcuate.

The contact mounting surface of the tower 75 is inclined at an angle of between 5 and 12 degrees with respect to the plane of the deck 74.

In the drawings FIGS. 10 to 14 are illustrative of the suspension system supporting the deck 74 in a horizontal position for travel and FIGS. 15 and 16 show the suspension system supporting the deck 74 on an incline when the wheel 71 is above the plane of the deck 74.

In the travel position the air spring is inflated and in the ramp loading position the air spring is deflated.

In the travel position the links 78,79 are clustered and as the air spring is deflated the links expand into a goose-neck configuration.

The suspension system illustrated can be used in pairs for a two wheeled vehicle or in multiple pairs for a vehicle with multiple wheel sets.

The  suspension   system   described  in  relation  to  FIGS.   10-15  has  many
disadvantages in relation to the earlier known embodiments, the main advantages being;

(a) The system allows a deck to be lowered completely to the ground because the assembly is mounted to the outside of chassis rails of the deck,

(b) In the lowered position the swing arm assembly is not an encumbrance to lowering of the deck to ground level,

(c) The shackle connection is bunched when the deck is in its travelling position and provides lateral support relative to the deck and the free end of the swing arm during travelling,

(d) The crank in the spring arm enables optimum operating position to be obtained for the air springs between the deflated and inflated conditions.

The suspension assembly described above provides a simple yet efficacious mechanism for facilitating lowering of the load tray and associated chassis to the road surface to permit loading/unloading of loads. There are no complex components involved and no moving parts. Further the mechanism can be easily operated by a truck driver.

It will of course be realised that the above has been given only by way of illustrative example of the invention and that all such modifications and variations thereto as would be apparent to persons skilled in the art are deemed to fall within the broad scope and ambit of the invention as is defined in the appended claims.

                                    EXHIBIT C

                           AIRSPRINT INCOME STATEMENT

                         Q3 2003                      Q4 2003
       Month             July     Aug        Sept    Oct       Nov      Dec
                    Price
                          #   $    #   $    #    $    #    $   #    $   #   $
       --------------------------------------------------------------------------
REVENUE
   Trailers
     Rental and Large Fleet Customers
     Box
       Home Depot   3300                              10  33.0
       Lowes        3300                                        5  16.5
       True Value   3300
       Other        1500
     Tandem         5500                                                 5 27.5

              Total        0  0.0   0  0.0   0   0.0  10  33.0  5  16.5  5 27.5
   Components
   Kits
   License Fees
     One Time
     Volume Based..Me100
     Volume Based..Hi300
                            -----    -----    ------    ------   ------   -----
       Grand Total Revenue    0.0      0.0       0.0      33.0     16.5    27.5

GROSS MARGIN
     Box Trailers
       Home Depot    35%                              10  11.6
       Lowes         35%                                        5   5.8
       True Value    35%
       Other         25%
     Tandem          35%                                                 5  9.6
   Components
   Kits
   Licenses         100%                                                    0.0
                             -----    -----    ------    ------   ------   -----
       Grand Total GM         0.0      0.0       0.0      11.6      5.8     9.6

                          %        %        %         %        %        %
OPERATING EXPENSE
   PRODUCT DEVELOPMENT
     Prototypes & Models
     Supplies / Tools
   SALES / MARKETING
     Website
     Brochure, CD, Video
     Shows & Exhibits
     Letters
     Presentations
     Ads (Specialty Mags)
   STAFF
     Employees Salaries
       John H, John S, Justin S
       CFO / Acctg (part-time)
       Accounting
       Project Mgt / Cust Serv
       Contract Engineering
       Other
     Benefits        30%
     Payroll Tax      7%
     Travel / Entertainment
     Auto Expense (2) ..(incl. depcn)
     Office Expenses
       Office Rental / Utilities
       Phones
       Postage / Express
       Dues & Subs
     Supplies
     Insurance (Product Liability)
     Legal Fees
     Consulting Expense
     Transfer Agent
     Investor Relations / Filings
     Licenses
     Depreciation (2 trailers)

TOTAL SALES & MARKETING
TOTAL DEVELOPMENT
TOTAL G & A



                     AIRSPRING INCOME STATEMENT (continued)


                                                 2003       2004
                                                   Total    Q1         Q2        Q3         Q4

                                                  #    $     #    $    #    $     #    $     #    $
                                                ----------------------------------------------------
REVENUE
   Trailers
     Rental and Large Fleet Customers
     Box
       Home Depot                                 10  33.0  100 330.0  300 990.0 300  990.0 200  660.0
       Lowes                                       5  16.5             50  165.0 100  330.0 100  330.0
       True Value   3300                                     10  33.0  30   99.0  80  264.0  80  264.0
       Other        1500                                               30   45.0  50   75.0  50   75.0
     Tandem         5500                           5  27.5             40  220.0  80  440.0  80  440.0

              Total                               20  77.0  110 363.0  4501519.0 610 2099.0 510 1769.0
   Components
   Kits
   License Fees
     One Time                                          0.0       50.0       50.0       60.0       70.0
     Volume Based..Me100                                          0.0  250  25.0 500   50.0 500   50.0
     Volume Based..Hi300                                          0.0        0.0 250   75.0 500  150.0
                                                    ------     ------    -------    -------    -------
       Grand Total Revenue                            77.0      413.0     1594.0     2284.0     2039.0
                                                    ------

GROSS MARGIN
     Box Trailers
       Home Depot                                     11.6      115.5      346.5      346.5      231.0
       Lowes                                           5.8        0.0       57.8      115.5      115.5
       True Value                                                11.6       34.7       92.4       92.4
       Other                                                      0.0       11.3       18.8       18.8
     Tandem                                            9.6        0.0       77.0      154.0      154.0
   Components
   Kits
   Licenses                                            0.0       50.0       75.0      185.0      270.0
                                                     ------     ------    -------    -------    -------
       Grand Total GM                                 27.0      177.1      602.2      912.2      881.7
                                                     ------

                                                             %         %          %          %

OPERATING EXPENSE
   PRODUCT DEVELOPMENT
     Prototypes & Models                              10.0                             15.0       15.0
     Supplies / Tools                                  5.0        1.5        1.5        1.5        1.5
   SALES / MARKETING
     Website                                          15.0       10.0       10.0        5.0        0.0
     Brochure, CD, Video                               5.0                   5.0                   5.0
     Shows & Exhibits                                 10.0       10.0       10.0       10.0       10.0
     Letters                                           2.0        1.5        1.5        1.0        1.0
     Presentations                                     1.0        1.0        1.0        1.0        1.0
     Ads (Specialty Mags)                                                              10.0       10.0
   STAFF
     Employees Salaries
       John H, John S, Justin S                      250.0      125.0      125.0      125.0      125.0
       CFO / Acctg (part-time)                        15.0       10.0       10.0       10.0       10.0
       Accounting
       Project Mgt / Cust Serv                                              10.0       10.0       10.0
       Contract Engineering                           10.0       15.0       15.0       15.0       25.0
       Other
     Benefits        30%                              75.0       37.5       40.5       40.5       40.5
     Payroll Tax      7%                              17.5        8.8        9.5        9.5        9.5
     Travel / Entertainment                           25.0       13.0       14.0       14.0       13.0
     Auto Expense (2) ..(incl. depcn)                 25.0       11.0       12.0       12.0       10.0
     Office Expenses
       Office Rental / Utilities                      10.0        3.5        3.5        4.0        4.0
       Phones                                          5.0        2.0        2.0        2.0        2.0
       Postage / Express                               1.0        0.5        0.5        0.5        0.5
       Dues & Subs                                     1.0        0.5        0.5        0.5        0.5
     Supplies                                          1.0        0.7        0.7        0.8        0.8
     Insurance (Product Liability)                    15.0       14.9       49.6       67.0       57.1
     Legal Fees                                       30.0       15.0       15.0       15.0       15.0
     Consulting Expense                               10.0        5.0        5.0        5.0        5.0
     Transfer Agent
     Investor Relations / Filings                     20.0        9.0        9.0       10.0       10.0
     Licenses

     Depreciation (2 trailers)                         4.0        1.0        1.0        1.0        1.0

TOTAL SALES & MARKETING                               83.0       46.5       53.5       53.0       50.0
TOTAL DEVELOPMENT                                     25.0       16.5       16.5       31.5       41.5
TOTAL G & A                                          454.5      233.3      281.7      300.7      290.8

                                    EXHIBIT D

                                   DTOMI, INC.
                               MEMORANDUM OF TERMS

                                    600 Units

                                 $1,000 Per Unit

-------------------------------------------------------------------------------
THIS MEMORANDUM SUMMARIZES THE PRINCIPAL TERMS OF A PROPOSED FINANCING OF DTOMI, INC. THIS TERM SHEET IS FOR DISCUSSION PURPOSES ONLY; THERE IS NO OBLIGATION ON THE PART OF ANY PARTY UNTIL THE APPROPRIATE AGREEMENTS ARE SIGNED BY ALL CONCERNED PARTIES.
-------------------------------------------------------------------------------

DEFINED TERMS       Terms  otherwise  not defined  herein can either be found in the form of Securities Purchase Agreement, attached hereto.

ISSUER              Dtomi, Inc., a Nevada corporation (the "Company").

TYPE  OF
SECURITIES          $1,000  "UNITS" each  consisting of (i) 10,526 shares of the
                    Company's  common stock,  $.001 par value per share ("Common
                    Stock") and (ii) a warrant  ("Warrant")  to purchase  10,526 shares of Common Stock at an exercise price of $0.18 per share. The Warrant expires on December 31, 2005.

WARRANT CALL        The  Company  may call the  Warrant  at any time  after  the closing bid price for the common stock of the

PROVISION           Company  has been at or above  $0.60  per share for five (5)
                    consecutive   trading   days.   The  Warrant   shall  expire
                    forty-five  (45)  days from the date the  Warrant  is called
                    (the "Call Date") by the Company. The forty-five day period from the Call Date is hereinafter referred to as the "Mandatory Warrant Exercise Period". IN THE EVENT THAT THE
                    CLOSING BID PRICE FOR THE COMMON  STOCK OF THE COMPANY IS AT
                    OR ABOVE  $0.60 PER SHARE FOR FIVE (5)  CONSECUTIVE  TRADING
                    DAYS,  THE  WARRANT MAY BE CALLED AT THE  DISCRETION  OF THE
                    COMPANY REGARDLESS OF WHETHER AN SB-2 REGISTRATION STATEMENT
                    FILED BY THE COMPANY HAS BEEN DECLARED EFFECTIVE BY THE U.S.
                    SECURITIES AND EXCHANGE COMMISSION (THE "SEC").

BOARD SEAT,        BOARD  SEAT.  The  purchasers  of the Units as a group  (the
SPECIAL            "Unit  Holders")  will have the right to elect one member of
VOTING             the  board of  directors  of  Dtomi  (the  "Board")  for the
RIGHTS, AND        greater of two years from the closing date of the  financing
RIGHT TO           represented  herein,  or until such time as the Unit Holders
PURCHASE           own less than 25% of the total issued and outstanding shares
ADDITIONAL         of Dtomi.
SHARES AT A
DISCOUNT
                    SPECIAL VOTING RIGHTS. For as long as the Unit Holders are entitled to a seat on the Board, no action by the Board to increase the issued and outstanding shares in any one calendar year, including stock, stock options, and warrants, of Dtomi, beyond 15% of the total issued and outstanding shares (after the closing date of the financing represented herein), shall be valid unless the action was agreed upon pursuant to a unanimous vote of the Board.

                    RIGHT TO PURCHASE ADDITIONAL SHARES. In the event that the Board votes to issue additional Dtomi shares beyond 15% of the total issued and outstanding in any one calendar year (the "Issuance"), the Unit Holders shall be entitled to purchase additional restricted shares (the "Additional Shares") from Dtomi at a discount of 50% of the closing market price of Dtomi's common stock for the 5-day trading period preceding the completion of such Issuance. The number of Additional Shares made available shall be sufficient to allow each Unit Holder to maintain his/her equity ownership prior to the Issuance. Dtomi shall provide written notice ("Notice") of the Issuance to the Unit Holders. The Unit Holders shall have 10-days from the Notice date to exercise their right to purchase (the "Right to Purchase"). To the extent that any Unit Holders elect not to purchase Additional Shares, such Right to Purchase shall terminate, and the Additional Shares not purchased shall be made available pari-passu to those Unit Holders who exercised their Right to Purchase.


REGISTRATION
RIGHTS FORM OF REGISTRATION STATEMENT. The Company shall file a registration statement with the SEC on RIGHTS Form SB-2 covering, among other things, the offering of the shares of the Company's Common Stock underlying each Unit and the Common Stock issuable upon exercise of the Warrants (the "Registration Statement"). If the Registration Statement is not declared effective on or prior to January 31, 2004, the Company will be required to issue additional warrants to each investor as follows:

LATE  REGISTRATION
PENALTY

---------------------------------------------------------------------------------------------------
   DATE   REGISTRATION  STATEMENT                                      ADDITIONAL WARRANT TO
        BECOMES  EFFECTIVE                                          PURCHASE COMMON STOCK AS A
                                                                        % OF THE WARRANT
                                                                      INCLUDED IN THE UNITS
---------------------------------------------------------------------------------------------------
Between July 15, 2003 and January 31, 2004                                    0%
Between February 1, 2004, and February 29, 2004                               6%
Between March 1, 2004 and March 31, 2004                                      9%
April 1, 2004 and thereafter                                                 12%
---------------------------------------------------------------------------------------------------

                                       20

REGISTRATION        FILING  AND  EFFECTIVENESS.  The  Company  will use its best
FILING AND          efforts  to  prepare  and  file the  Registration  Statement
EFFECTIVENESS       within  sixty (60) days  following  the  Closing (as defined below).  The Company  will use its best efforts to cause the
                    Registration  Statement  to  become  effective  as  soon  as practicable and to keep the Registration Statement effective until  December 31,  2005,  or until the  shareholders  have completed the distribution related thereto. PUBLIC TRADING

PUBLIC              After the  Registration  Statement  becomes  effective,  the
TRADING             Company  will  permit the  investors  to  publicly  sell the
PERIODS             Common Stock  underlying  each Unit and the shares of Common
                    Stock issuable upon exercise of the Warrant.

LOCK UP PERIODS     There is no lock-up  period for the Common Stock  underlying each Unit or Common  Shares  issuable  upon  exercise of the
                    Warrant.

INVESTORS           Each  investor  in the  Regulation  D  offering  must  be an
                    "accredited  investor"  within the meaning of the Securities
                    Act of 1933, as amended (the "Securities Act").

                    Each investor in the Regulation S offering must be neither a U.S. Person (as defined in Regulation S) nor an affiliate of the Company (as defined in Regulation S) and must meet the requirements of Regulation S.


1.1  Securities     The offering of each Unit in the United  States will be made
Exemption           pursuant to exemptions from registration provided by Section
                    4(2)  of  the  Securities  Act,  Rule  506 of  Regulation  D
                    promulgated  thereunder,   and  exemptions  available  under
                    applicable state securities laws and regulations.

                    The offering of each Unit outside of the United States will be made pursuant to exemptions from registration provided by Regulation S of the Securities Act.


1.2 T               The  Closing  shall be held on each  date  that the  Company
The Closing         accepts an executed  Securities  Purchase  Agreement for the purchase of Units and the  parties  exchange  the  necessary deliverables under the Securities Purchase Agreement.


AMOUNT OF The Company plans to raise an aggregate amount of (i) $600,000 from the sale of the Common Stock INVESTMENT underlying the 600 Units and (ii) up to $1,136,808 in the event that all Warrant holders exercise their right to purchase the Common Stock underlying the
Warrants at the price of $0.18 per share.

USE OF PROCEEDS  FROM    The Company will use the net proceeds from its sale of the Units as follows:
UNIT SALES AND           Australian Legal Fees (Patent Related) $25,000
WARRANT EXERCISES        Patent Licensing Fee $50,000
SUBSEQUENT TO            U.S. Legal Fees $50,000
EXECUTION OF PATENT      General Working Capital Purposes $475,000
LICENSING AGREEMENT
                       Proceeds will be allocated as follows on each Closing:
                       1. All  proceeds  to Patent  Licensing  Fee until paid in full
                       2.  1/12th of all  proceeds  to U.S.  Legal  Fees
                       3.  1/24th to  Australian  Legal  Fees
                       4.  Balance to General Working Capital


EXPENSES Each Purchaser is responsible for its own expenses in connection with this offering.


OFFERING COSTS      A Placement  Agent fee equal to 10% in cash and 10% in stock purchase Warrant at $.01 per share,  plus a  non-accountable
                    expense   allowance   of  3%  may  be   paid   to   licensed
                    broker/dealers in connection with this offering.


OFFERING MATERIALS  o    Attached to this  Memorandum of Terms are the following
                         documents which  constitute the Offering  Materials for
                         the Offering: Securities Purchase Agreement,  including
                         the following exhibits:

                    o    Form of Warrant

                    o    Investor Representation Letter

                    o    Form 10-KSB for the fiscal year ended March 31, 2003



PRO-FORMA                Current Issued and Outstanding                       5,026,649           29.8%
CAPITALIZATION           John Simpson                                         4,100,000           24.3%
POST-FINANCING           Investors (Common Shares) Post May 1                 7,727,578           45.9%

                         TOTAL                                               16,854,227          100.0%


                         Current Issued and Outstanding                       5,026,649           20.8%
                         John Simpson                                         5,330,000           22.1%
                         Investors (Common Shares)                            7,727,578           32.0%
                         Investors (Warrants)                                 6,064,301           25.1%

                         TOTAL                                               23,696,128          100.0%

                                       22